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As filed with the Securities and Exchange Commission on April 13, 2005

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

WHITTIER ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State of Incorporation)	20-0539412 (IRS Employer Identification No.)
333 Clay Street, Suite 1100 Houston, Texas (Address of Principle Executive Offices)	77002 (Zip Code)

Long Term Incentive Plan

Amended Fixed Number Stock Option Plan
(Full title of each Plan)

Bryce W. Rhodes
President and Chief Executive Officer
333 Clay Street, Suite 1100
Houston, Texas 77002
(713) 850-1880
(Name, address and telephone number of agent for service)

Copy to:
 Dallas Parker
Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
(713) 654-8111

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, par value $.001 per share, to be issued under the Long Term Incentive Plan	1,560,000 shares	$2.60	$4,056,000	$519.62

Common Stock, par value $.001 per share, to be issued under the Amended Fixed Number Stock Option Plan	138,000 shares	$2.60	$358,800	$—

(1)
Pursuant to Rule 416, shares issuable upon any stock split, stock dividend or similar transaction with respect to the shares covered hereby are also registered hereunder.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 (the "Securities Act") and based on the average of the high and low prices of the common stock reported on the Over-the-Counter Bulletin Board on April 11, 2005.

(3)
Calculation of the registration fee is based upon the maximum aggregate offering price of the shares to be offered under both plans.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*
Note: The document(s) containing the information concerning the plans required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such document(s) are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents have been filed by the Registrant with the Commission and are incorporated by reference in this Registration Statement:

  (a)
  The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed on March 31, 2005.

  (b)
  The following reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2004:

  (i)
  the Registrant's Current Report on Form 8-K, filed on January 18, 2005;

  (ii)
  the Registrant's Current Report on Form 8-K, filed on January 31, 2005; and

  (iii)
  the Registrant's Current Report on Form 8-K, filed on March 3, 2005.

        In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, the Company will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated by reference into this Registration Statement but not delivered herewith. Requests for such documents should be addressed to: Whittier Energy Corporation, 333 Clay Street, Suite 1100, Houston, Texas 77002, Attention: Corporate Secretary, (713) 850-1880.

Item 4.    Description of Securities.

        We are authorized to issue up to 100,000,000 shares of common stock, par value $.001 per share. As of December 31, 2004, there were 11,523,402 shares of common stock outstanding. Holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. A majority of the issued and outstanding shares of common stock constitutes a quorum at any meeting of our stockholders, and a vote by the holders of a majority of our outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our articles of incorporation. There is no right to cumulate votes for the election of directors.

        Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefore. Our common stockholders have no preemptive, subscription, redemption or conversion rights.

Item 5.    Interests of Named Experts and Counsel.

        Certain legal matters with respect to legality of the common stock registered hereby will be passed upon for the Registrant by Thompson & Knight LLP. Dallas Parker is a partner of Thompson & Knight LLP and presently serves as Corporate Secretary of the Company. As of the date of this Registration Statement, certain partners of Thompson & Knight LLP own, in the aggregate, 22,500 shares of the Company's common stock and warrants to purchase an additional 22,500 shares of the Company's common stock at an exercise price of $2.50 per share.

Item 6.    Indemnification of Directors and Officers.

        Whittier is incorporated in the State of Nevada. Article 8 of our articles of incorporation require Whittier to indemnify its officers and directors to the fullest extent permitted by Nevada law as the same exists or may hereafter by amended. Pursuant to Nevada Revised Statutes Section 78.7502, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding under certain circumstances and provided that, among other things, he or she:

  •
  did not breach his or her fiduciary duties as a director or officer in a manner which involved intentional misconduct, fraud or a knowing violation of law; and

  •
  acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 8.1 of the our bylaws require Whittier, to the maximum extent permitted by law, to indemnify each officer and director against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person has served as an officer, agent or director of Whittier, or is or was a director or officer of Whittier serving at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise. The right to indemnification conferred by our bylaws will be presumed to have been relied upon by our directors, officers, employees and agents and will be enforceable as a contract right and inure to the benefit of heirs, executors and administrators of such individuals. In addition, Section 8.2 of our bylaws permit our Board of Directors to confer upon any of Whittier's employees or agents the rights to indemnification and prepayment of expenses that are conferred to the our directors and officers by Section 8.1 of our bylaws.

        Our board of directors is authorized, on our behalf, to enter into, deliver and perform agreements or other arrangements to provide any indemnitee with specific rights of indemnification in addition to the rights provided hereunder to the fullest extent permitted by Nevada law. Such financial arrangements may include:

  •
  the creation of a trust fund;

  •
  the establishment of a program of self-insurance;

  •
  the securing of our obligation of indemnification by granting a security interest or other lien on any of our assets; or

  •
  the establishment of a letter of credit, guaranty or surety.

        Whittier currently maintains director and officer liability insurance providing insurance protection for specified liabilities under specified terms.

        The foregoing bylaw provisions may be amended by our stockholders only by the affirmative vote of the holders of a majority of the shares of our issued and outstanding capital stock entitled to vote at any regular or special meeting of stockholders. provided that no amendment or repeal of such bylaw provisions will adversely affect the indemnification rights of any indemnitee existing at the time such repeal or amendment becomes effective. However, no amendment of the bylaws will diminish or adversely affect any rights to indemnification or prepayment of expenses granted under Section 8.1 that have vested prior to the date that such amendment or other corporate action is taken.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to these provisions or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        The above discussion of the Company's articles of incorporation, bylaws, and Nevada law is not intended to be exhaustive and is respectively qualified in its entirety by such articles, bylaws, and applicable Nevada statutes.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

        The following documents are filed as exhibits to this Registration Statement:

4.1	Whittier Energy Corporation Long Term Incentive Plan
4.2	Whittier Energy Corporation Long Term Incentive Plan—Summary of Stock Option Grant
4.3	Whittier Energy Corporation Long Term Incentive Plan—Stock Option Award Agreement
4.4	Olympic Resources Ltd. Amended Fixed Number Stock Option Plan
5.1	Opinion of Thompson & Knight LLP
23.1	Consent of Thompson & Knight LLP (included in the opinion of Thompson & Knight LLP filed herewith as Exhibit 5.1)
23.2	Consent of Grant Thornton LLP
23.3	Consent of Brown Armstrong Paulden McCown Starbuck & Keeter Accountancy Corporation
24.1	Power of Attorney (included on signature page of this Registration Statement).

Item 9.    Undertakings.

        The Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the Form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on this 11th day of April 2005.

WHITTIER ENERGY CORPORATION
By:	/s/ BRYCE W. RHODES Bryce W. Rhodes President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of Whittier Energy Corporation, a Nevada corporation, which is filing a Registration Statement on Form S-8 with the Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Bryce W. Rhodes and Michael B. Young, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments to the Registration Statement, and all other documents in connection therewith to be filed with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Signature / Title

April 11, 2005	By:	/s/ BRYCE W. RHODES Bryce W.Rhodes President, Chief Executive Officer and Director
April 11, 2005	By:	/s/ MICHAEL B. YOUNG Michael B. Young Chief Financial Officer, Treasurer and Assistant Secretary
April 11, 2005	By:	/s/ JAMES A. JEFFS James A. Jeffs Director and Chairman of the Board
April 11, 2005	By:	/s/ DAVID A. DAHL David A. Dahl Director
April 11, 2005	By:	/s/ ARLO G. SORENSEN Arlo G. Sorensen Director
April 11, 2005	By:	/s/ CHARLES O. BUCKNER Charles O. Buckner Director
April 11, 2005	By:	/s/ DARYL POLLOCK Daryl Pollock Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Whittier Energy Corporation Long Term Incentive Plan
4.2	Whittier Energy Corporation Long Term Incentive Plan—Summary of Stock Option Grant
4.3	Whittier Energy Corporation Long Term Incentive Plan—Stock Option Award Agreement
4.4	Olympic Resources Ltd. Amended Fixed Number Stock Option Plan
5.1	Opinion of Thompson & Knight LLP
23.1	Consent of Thompson & Knight LLP (included in the opinion of Thompson & Knight LLP filed herewith as Exhibit 5.1)
23.2	Consent of Grant Thornton LLP
23.3	Consent of Brown Armstrong Paulden McCown Starbuck & Keeter Accountancy Corporation
24.1	Power of Attorney (included on signature page of this Registration Statement).

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS